EXHIBIT 23.1




                 CONSENT OF INDEPENDENT AUDITORS




To the Board of Directors and Shareholders of Gerber Scientific, Inc.


We consent to incorporation by reference in the registration statements No. 2-93695, No. 33-58668, No. 333-26177, No.
333-42879,  No. 333-81447, No. 333-83463,  and No.  333-39754  on
Form S-8 and No. 33-58670 on Form S-3 of Gerber Scientific, Inc. of our report dated May 24, 2000 relating to the consolidated balance sheets of Gerber Scientific, Inc. and subsidiaries as of April 30, 2000 and 1999 and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 2000, which report appears in the April 30, 2000 annual report on Form 10-K of Gerber Scientific, Inc.




/s/ KPMG LLP


Hartford, Connecticut
July 26, 2000